Exhibit 99.1

International Rectifier Authorizes Stock Repurchase Program

EL SEGUNDO, CA – October 27, 2008 – International Rectifier Corporation (NYSE:IRF) announced today that its Board of Directors has authorized a stock repurchase program of up to $100 million.  The stock repurchase program reflects the Board’s confidence in the overall financial strength of the Company and prospects for the future.  Richard J. Dahl, Chairman of the Board of International Rectifier said: “We have a great deal of confidence in the prospects of our Company and believe that the share repurchase program authorization demonstrates our commitment to creating long-term value for all of our shareholders, while at the same time making prudent use of funds.  We are, of course, monitoring the macro-economic climate as well as market conditions in general and will be mindful of this and other opportunities for deployment of our resources.”

Any purchases under International Rectifier’s repurchase program may be made from time-to-time in the open market or through privately negotiated transactions.  Depending on market conditions and other factors, these purchases may be commenced or suspended at any time, or from time-to-time, without prior notice.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

# # #

Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or
Media:
Kekst & Co.

Tom Davies

212-521-4873

Roanne Kulakoff

212-521-4837